PRESS RELEASE

Date:	April 21, 2010

From:	MutualFirst Financial, Inc.

For Publication:	Immediately

Contact:	Tim McArdle, Senior Vice President and Treasurer of
MutualFirst Financial, Inc. (765) 747-2818

MutualFirst Announces First Quarter 2010 Earnings

 Muncie, Indiana - MutualFirst Financial, Inc. (NASDAQ: MFSF), the holding company of MutualBank (the “Bank”), announced today that net income available for common shareholders for the first quarter ended March 31, 2010 was $893,000, or $.13 for basic and diluted earnings per common share.  This compared to net income available for common shareholder for the same period in 2009 of $1.3 million, or $.20 for basic and diluted earnings per common share. Annualized return on assets was .37% and return on average tangible common equity was 3.87% for the first quarter of 2010 compared to .51% and 5.86% respectively, for the same period of last year.

Other financial highlights for the first quarter ended March 31, 2010 include:

•
Asset growth of $88.1 million was primarily driven by an accumulation of cash and an increase in investment securities as a result of an increase in deposits of $77.2 million and a decrease in loan balances of $30.5 million compared to December 31, 2009.

•
Non-performing assets declined $3.8 million during the first quarter of 2010, reducing the non-performing asset ratio from 2.86% at December 31, 2009 to 2.44% as of March 31, 2010.  Non-performing loans declined $5.2 million in the first quarter of 2010 reducing the non-performing loan ratio from 3.03% to 2.62%.

•	Net charge offs to average loans for the quarter were .49%, compared to .69% for quarter ended December 31, 2009 and .34% for quarter ended March 31, 2009.
•
Allowance for loan losses to non-performing loans increased to 60.77% from 50.38% as of December 31, 2009 and allowance for loan losses to loans receivable increased to 1.59% from1.53% as of December 31, 2009.

•	Net interest margin declined to 3.18% as of March 31, 2010 compared to 3.23% as of March 31, 2009 primarily due to increased liquidity in the current quarter.
•
Non-interest income for March 31, 2010 decreased $440,000 compared to the first quarter 2009 and increased $1.4 million compared to the linked quarter.  The first quarter 2010 included a loss of $577,000 due to other than temporary impairment (OTTI) and $285,000 of security gains.  The OTTI in the first quarter 2010 totaled $184,000, pretax, on seven private labeled mortgage backed securities and $393,000, with no tax benefit recorded, on two trust preferred securities.

•	Non-interest expense for the first quarter 2010 was $39,000 less than first quarter 2009 and $1.5 million less than the linked quarter.

“We are pleased with our quarterly results and believe we have made significant progress as we continue through the current economic cycle,” said David W. Heeter, President and CEO.

Assets totaled $1.5 billion at March 31, 2010, an increase from December 31, 2009 of $88.1 million, or 6.3%. Gross loans, excluding loans held for sale, decreased $30.5 million, or 2.9%.  Consumer loans decreased $11.1 million, or 4.3%, commercial loans decreased $11.2 million, or 3.3%, and residential mortgage loans held in the portfolio decreased $8.2 million, or 1.7%. Residential mortgage loans held for sale increased $1.2 million and mortgage loans sold during the quarter totaled $14.3 million compared to $42.3 million sold in the first quarter of last year. The decrease in consumer lending was a result of the Bank suspending origination of indirect boat and recreational vehicle lending at the beginning of 2010, which accounted for approximately 49% of the consumer outstanding balances at the beginning of 2009.  The decrease in commercial loans was a result of several commercial loans paying down, some of which were loans of concern for the Bank.  Mortgage loan balances continue to decline as the Bank has sold a majority of the fixed rate production.  Investment securities available for sale increased $41.9 million, or 32.0%, primarily due to the current liquidity available to the Bank.

Allowance for loan losses was $16.6 million at March 31, 2010, an increase of $221,000 from December 31, 2009. Net charge offs for the quarter ended March 31, 2010 were $1.3 million, or .49% of average loans on an annualized basis compared to $967,000, or .34% of average loans for the comparable period in 2009.  On a linked quarter basis net charge offs decreased from an annualized .69% of average loans for the quarter ended December 31, 2009 to .49% for the current quarter.  The allowance for loan losses as a percentage of non-performing loans and total loans was 60.77% and 1.59%, respectively at March 31, 2010 compared to 50.38% and 1.53%, respectively at December 31, 2009.  Heeter commented, “We have seen a slight improvement in our asset quality this quarter. We continue to actively monitor and manage our loan portfolio, and we believe that our loan loss reserve adequately reflects our current risk profile.”

Total deposits were $1.1 billion at March 31, 2010 an increase of $77.2 million, or 7.4% from December 31, 2009. This increase was due to increases in certificates of deposit and savings deposits of $40.3 million and increases in demand and money market deposits of $36.9 million.  Total borrowings increased $8.7 million to $220.8 million at March 31, 2010 from $212.1 million at December 31, 2009 as the Bank has utilized longer term FHLB advances to help mitigate interest rate risk.

Stockholders’ equity was $130.3 million at March 31, 2010, an increase of $598,000, or 0.5% from December 31, 2009. The increase was due primarily to net income of $1.3 million and unrealized gains on securities of $112,000.  This increase was partially offset by dividend payments of $419,000 to common shareholders and $405,000 to preferred shareholders and net unrealized losses on derivatives of $88,000.  The Bank’s risk-based capital ratio was well in excess of “well-capitalized” levels as defined by all regulatory standards as of March 31, 2010.

Net interest income before the provision for loan losses increased $96,000 from $10.4 million for the three months ended March 31, 2009 to $10.5 million for the three months ended March 31, 2010. The primary reason for the increase was an increase in average earning assets of $30.6 million as a result of increased liquidity.  The increase in earning assets was partially offset by a decrease in net interest margin of 5 basis points to 3.18% in the first quarter 2010 compared to 3.23% for the first quarter 2009.  The decrease in net interest margin was primarily due to the low rate of return on the increased liquidity the Bank held in the first quarter of 2010.  On a linked quarter basis, net interest income before the provision for loan losses increased $207,000 primarily due to an increase in average earning assets of $50.8 million, partially offset by a 6 basis point reduction in net interest margin.

The provision for loan losses for the first quarter of 2010 was $1.5 million, approximately the same as last year’s comparable period.  Non-performing loans to total loans at March 31, 2010 were 2.62% compared to 3.03% at December 31, 2009.  This decrease in non-performing loans was primarily due to a decrease in all segments of the loan portfolio.  Non-performing assets to total assets were 2.44% at March 31, 2010 compared to 2.86% at December 31, 2009.

Non-interest income decreased $440,000 to $3.1 million for the three months ended March 31, 2010 compared to the same period in 2009. The decrease was primarily due to a reduction on gain on sale of loans of $672,000 as mortgage loan sales slowed as did production in comparison to the first quarter of 2009.  Another reason for the decline was other than temporary impairment on several trust preferred and private labeled mortgage backed securities in the amount of $577,000 compared to $200,000 of OTTI in the first quarter of 2009.  These decreases were partially offset by gains on sale of investments of $285,000 as the Bank liquidated several municipal securities, compared to gains on investments of $1,000 in the first quarter 2009.  Other increases included increases in service fees on transaction accounts of $50,000, increases in commission income of $314,000 and increases in other income of $53,000.  The increase in commission income was due primarily to commissions received from the trust and brokerage businesses for the quarter.  On a linked quarter basis, without one-time gains and impairment on securities, non-interest income increased by $61,000.

Non-interest expense decreased $39,000 for the three months ended March 31, 2010 compared to $10.4 million for the same period in 2009.  Decreases in current quarter non-interest expense compared to the same period in 2009 include decreases in salaries and employee benefits of $124,000, decreases in occupancy and equipment expense of $2,000, decreases in marketing expense of $65,000, decreases in intangible amortization of $44,000, and decreases in other expenses of $159,000.  These decreases were mostly offset by increases in data processing fees of $57,000, increases in FDIC premiums of $58,000, increases in software subscriptions and maintenance of $64,000 and increases in other repossessed asset expense of $169,000.  On a linked quarter basis, non-interest expense decreased by $1.5 million compared to the three months ended December 31, 2009, primarily due to a reduction in salaries and employee benefits along with a decrease in repossessed asset expense.  Heeter added, “Our employees worked diligently to identify and execute cost saves over the last several quarters.  Their efforts have helped reduce operating expenses substantially over the last few months.”

MutualFirst Financial, Inc. and MutualBank, an Indiana-based financial institution, has thirty-three full-service retail financial centers in Delaware, Elkhart, Grant, Kosciusko, Randolph, St. Joseph and Wabash Counties in Indiana.  MutualBank also has two Wealth Management and Trust offices located in Carmel and Crawfordsville, Indiana and a loan origination office in New Buffalo, Michigan.  MutualBank is a leading residential lender in each of the market areas it serves, and provides a full range of financial services including wealth management and trust services and Internet banking services.  The Company’s stock is traded on the NASDAQ National Market under the symbol “MFSF” and can be found on the internet at www.bankwithmutual.com.

Statements contained in this release, which are not historical facts, are forward-looking statements, as that term is defined in the Private Securities Reform Act of 1995.  Such forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ from those currently anticipated due to a number of factors, which include, but are not limited to, factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time.

MUTUALFIRST FINANCIAL INC.

	March 31,	December 31,
Balance Sheet (Unaudited):	2010	2009
	(000)	(000)
Assets
Cash and cash equivalents	$122,004	$46,341
Investment securities - AFS	172,844	130,914
Investment securities - HTM	7,664	8,147
Loans held for sale	3,719	2,521
Loans, gross	1,045,603	1,076,108
Allowance for loan loss	(16,635)	(16,414)
Net loans	1,028,968	1,059,694
Premise and equipment	34,099	34,556
FHLB of Indianapolis stock	18,632	18,632
Investment in limited partnerships	4,033	4,161
Cash surrender value of life insurance	44,630	44,247
Prepaid FDIC premium	5,491	5,907
Core deposit and other intangibles	5,528	5,881
Deferred income tax benefit	19,534	19,514
Other assets	19,985	18,519
Total assets	1,487,131	1,399,034

Liabilities and Stockholders' Equity
Deposits	1,122,387	1,045,196
Borrowings	220,753	212,074
Other liabilities	13,665	12,037
Stockholders' equity	130,326	129,727
Total liabilities and stockholders' equity	1,487,131	1,399,034

	Three Months	Three Months	Three Months
	Ended	Ended	Ended
	March 31,	December 31,	March 31,
Income Statement (Unaudited):	2010	2009	2009
	(000)	(000)	(000)

Total interest income	$17,244	$17,378	$18,656
Total interest expense	6,756	7,097	8,264

Net interest income	10,488	10,281	10,392
Provision for loan losses	1,525	1,650	1,450
Net interest income after provision
for loan losses	8,963	8,631	8,942

Non-interest income
Fees and service charges	1,740	1,936	1,690
Net gain (loss) on sale of investments	285	336	1
Other than temporary impairment of securities	(577)	(2,355)	(200)
Equity in losses of limited partnerships	(127)	341	(78)
Commissions	942	849	628
Net gain (loss) on loan sales	354	206	1,026
Net servicing fees	37	52	77
Increase in cash surrender value of life insurance	383	390	386
Other income	104	25	51
Total non-interest income	3,141	1,780	3,581

Non-interest expense
Salaries and benefits	5,336	6,076	5,460
Occupancy and equipment	1,425	1,482	1,427
Data processing fees	411	407	354
Professional fees	342	319	335
Marketing	298	397	363
Deposit insurance	446	414	388
Software subscriptions and maintenance	397	334	333
Intangible amortization	353	359	397
Repossessed assets expense	467	899	298
Other expenses	859	1,191	1,018
Total non-interest expense	10,334	11,878	10,373

Income before taxes	1,770	(1,467)	2,150
Income tax provision	426	(278)	354
Net income	1,344	(1,189)	1,796
Preferred stock dividends and amortization	451	451	451
Net income available to common shareholders	$893	$(1,640)	$1,345

Average Balances, Net Interest Income, Yield Earned and Rates Paid

		Three			Three
		mos ended			mos ended
		3/31/2010			3/31/2009
	Average	Interest	Average	Average	Interest	Average
	Outstanding	Earned/	Yield/	Outstanding	Earned/	Yield/
	Balance	Paid	Rate	Balance	Paid	Rate
	(000)	(000)		(000)	(000)
Interest-Earning Assets:
Interest -bearing deposits	$88,659	$43	0.19%	$39,498	$10	0.10%
Mortgage-backed securities:
Available-for-sale	124,320	1,348	4.34	66,559	942	5.66
Held-to-maturity	8,011	132	6.59	9,917	187	7.54
Investment securities:
Available-for-sale	16,275	127	3.12	24,830	270	4.35
Loans receivable	1,063,219	15,500	5.83	1,129,098	17,128	6.07
Stock in FHLB of Indianapolis	18,632	94	2.02	18,632	119	2.55
Total interest-earning assets (3)	1,319,116	17,244	5.23	1,288,534	18,656	5.79
Non-interest earning assets, net of allowance
for loan losses and unrealized gain/loss	139,194			127,302
Total assets	$1,458,310			$1,415,836

Interest-Bearing Liabilities:
Demand and NOW accounts	$176,835	198	0.45	$161,606	200	0.50
Savings deposits	87,620	34	0.16	81,414	66	0.32
Money market accounts	63,689	147	0.92	43,113	129	1.20
Certificate accounts	658,590	4,325	2.63	625,195	5,205	3.33
Total deposits	986,734	4,704	1.91	911,328	5,600	2.46
Borrowings	225,205	2,052	3.64	262,766	2,664	4.06
Total interest-bearing accounts	1,211,939	6,756	2.23	1,174,094	8,264	2.82
Non-interest bearing deposit accounts	102,122			93,129
Other liabilities	13,879			17,177
Total liabilities	1,327,940			1,284,400
Stockholders' equity	130,370			131,436
Total liabilities and stockholders' equity	$1,458,310			$1,415,836

Net earning assets	$107,177			$114,440

Net interest income		$10,488			$10,392

Net interest rate spread			3.00%			2.98%

Net yield on average interest-earning assets			3.18%			3.23%

Average interest-earning assets to
average interest-bearing liabilities			108.84%			109.75%

	Three Months	Three Months	Three Months
	Ended	Ended	Ended
	March 31,	December 31,	March 31,
Selected Financial Ratios and Other Financial Data (Unaudited):	2010	2009	2009

Share and per share data:
Average common shares outstanding
Basic	6,861,589	6,853,643	6,825,544
Diluted	6,864,138	6,853,672	6,825,544
Per common share:
Basic earnings	$0.13	$(0.24)	$0.20
Diluted earnings	$0.13	$(0.24)	$0.20
Dividends	$0.06	$0.06	$0.12

Dividend payout ratio	46.15%	-25.00%	60.00%

Performance Ratios:
Return on average assets (ratio of net
income to average total assets)(1)	0.37%	-0.34%	0.51%
Return on average tangible common equity (ratio of net
income to average tangible common equity)(1)	3.87%	-7.06%	5.86%
Interest rate spread information:
Average during the period(1)	3.00%	3.00%	2.98%

Net interest margin(1)(2)	3.18%	3.24%	3.23%

Efficiency Ratio	75.82%	98.48%	74.24%

Ratio of average interest-earning
assets to average interest-bearing
liabilities	108.84%	110.67%	109.75%

Allowance for loan losses:
Balance beginning of period	$16,414	$16,620	$15,107
Charge offs:
One- to four- family	465	979	100
Multi-family	0	0	0
Commercial real estate	344	169	365
Construction or development	0	0	0
Consumer loans	895	994	660
Commercial business loans	0	0	57
Sub-total	1,704	2,142	1,182

Recoveries:
One- to four- family	85	16	77
Multi-family	0	0	0
Commercial real estate	68	6	0
Construction or development	0	0	0
Consumer loans	247	264	136
Commercial business loans	0	0	2
Sub-total	400	286	215

Net charge offs	1,304	1,856	967
Additions charged to operations	1,525	1,650	1,450
Balance end of period	$16,635	$16,414	$15,590

Net loan charge-offs to average loans (1)	0.49%	0.69%	0.34%

	March 31,	December 31,	March 31,
	2010	2009	2009

Total shares outstanding	6,984,754	6,984,754	6,984,754
Tangible book value per share	$13.23	$13.09	$12.90
Tangible common equity to tangible assets	6.42%	6.77%	6.59%

Nonperforming assets (000's)
Non-accrual loans
One- to four- family	$14,234	$14,617	$10,253
Commercial real estate	7,309	8,986	7,934
Consumer loans	2,435	3,610	2,203
Commercial business loans	1,561	1,873	1,075
Total non-accrual loans	25,539	29,086	21,465
Accruing loans past due 90 days or more	0	1,934	715
Restructured loans	1,833	1,563	292
Total nonperforming loans	27,372	32,583	22,472
Real estate owned	6,762	5,424	2,659
Other repossessed assets	2,027	1,927	1,865
Nonperforming securities	100	100	0
Total nonperforming assets	$36,261	$40,034	$26,996

Asset Quality Ratios:
Non-performing assets to total assets	2.44%	2.86%	1.90%
Non-performing loans to total loans	2.62%	3.03%	2.03%
Allowance for loan losses to non-performing loans	60.77%	50.38%	69.38%
Allowance for loan losses to loans receivable	1.59%	1.53%	1.41%

(1)	Ratios for the three month period have been annualized.

(2)	Net interest income divided by average interest earning assets.

(3)	Calculated net of deferred loan fees, loan discounts, loans in process and loss reserves.